                                                                     EXHIBIT 2.5


                                Lynne M. Geyser
                                Attorney at Law



                                                                   P.O. Box 4715
                                                     San Clemente, Ca 92674-4715
                                                              Phone 949-498-8061
                                                   24 Hour Phone 1-500-488-Legal
                                                                Fax 949-498-7772

April 7, 1999                                      VIA FAX: (806) 747-0514

Patrick C. Simek, Esq.
1812 Broadway
Lubbock, TX 79401

Re:  Millennia/AWS Purchase - Quaker Car Wash, Inc.
     ----------------------------------------------

Dear Patrick:

In accordance with Steve Prior's earlier discussions with you, I understand that there is agreement to amend the CAR WASH ASSET PURCHASE/SALE AGREEMENT ("Agreement") by this letter agreement.

1. Buyer, Millennia Car Wash LLC (herein also referenced as "Original Buyer-Assignor"), hereby assigns all its rights, title, and interests in and to the Agreement to American Wash Services, Inc. ("AWS"), and or any parent, subsidiary or successor corporation to AWS. Original Buyer-Assignor is executing this letter amendment for the sole purpose of completing the assignment of its interests to AWS. All other agreements and amendments contained herein are for the benefit of AWS, Issuer, and Seller, as their interests may appear. Original Buyer-Assignee shall not be deemed to have approved such transactions or to have any interest in such transactions or in any activities or transactions, which occur with respect to the purchase and sale of Seller's business, subsequent to March 30, 1999.

2. AWS (herein also referenced as "Buyer" or "Buyer-Assignee") hereby accepts the assignment from Assignor of its interests in and to the Agreement, and assumes and accepts all duties and obligations arising thereunder, from and after March 30, 1999.

3. BPI Item 24, is hereby deleted in its entirety and the following is substituted therefor:

          "24.    Date for Close of Escrow:  not later than May 15, 1999
                                             ---------------------------
                  [Closing]"

4. BPI Item 10 is hereby deleted in its entirety and the following is substituted therefor:

          "Allocations:    Covenant Not to Compete   $    5,000.00
                                                     -------------
                           Land:                     $2,400,000.00
                                                     -------------

Patrick C. Simek, Esq.
Letter Amendment
April 7, 1999
Page 2 of 6


                           Car Wash Equipment:       $   50,000.00
                                                     -------------
                           Building:                 $  395,000.00
                                                     -------------

          "Estimated Inventory (not included in Purchase Price):  $ 25,000.00
                                                                  -----------

          "The Purchase Price shall be paid in the following manner:
               (i) Assumption of Debt of not less than One Million Dollars ($1,000,000.00) nor more than One Million Five Hundred and Fifty-Five Thousand Dollars ($1,555,000.00) per Exhibit "K."
                                                         ----------
               (ii) Balance of the Purchase Price shall consist of between One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000.00) and One Million Two Hundred and Ninety-Five Thousand Dollars ($1,295,000.00) in Mace Securities International, Inc. ("Issuer") Stock which, for the purpose of this Agreement only, shall be valued at Seven Dollars and Eighty-One Cents ($7.81) per share. The exact amount of the balance required to be issued pursuant to this subparagraph (ii) shall depend upon the exact amount of the Assumption of Debt as specified in subparagraph (i) immediately above. Of the total amount of the shares, $100,000 in shares shall be held back in accordance with BPI Item 11 as amended. The remaining shares shall be issued at Close of Escrow. At the end of the Hold-Back Period, so much of the Hold-Back shares as are then remaining, shall be issued to Seller.
               (iii) Cash in Escrow of Ten Thousand Dollars ($10,000.00) to be returned to Buyer at Close of Escrow

          "Each Seller understands and agrees that the following restrictions and limitations are applicable to its purchase and resale or other transfer of the Issuer's stock, pursuant to the Securities Act of 1933 (the "Act"). For the purposes of this Agreement, the terms "Issuer's Stock" includes common stock issuable upon Close of Escrow as well as the common stock designated as Hold-Back shares which are to be issued at the end of the Hold-Back Period.

               (a) Sellers agree that the Issuer's Stock shall not be sold or otherwise transferred, unless the Issuer's Stock is registered under the Act and the state securities laws or is exempt therefrom.

               (b) For a period of one year after the Issuer's Stock or portion thereof has been issued (unless the Issuer's Stock shall have been registered under the Act for sale prior thereto), Sellers shall not sell, distribute or transfer any of such securities without the prior written consent of the Issuer or its successor corporation, as applicable. Unless and until the Issuer's stock is registered under the Act, a legend in substantially the

Patrick C. Simek, Esq.
Letter Amendment
April 7, 1999
Page 3 of 6


               following form will be placed on the certificates evidencing the Issuer's stock to be issued to the Sellers:

                         'The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. These shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1993 ('the Act') and any applicable state securities act or (ii) Mace Security International, Inc. shall have been furnished with an opinion of counsel, reasonably satisfactory to counsel for Mace Security International, Inc., that registration is not required under any such acts.'

               (c) Stop transfer instructions will be imposed with respect to the Issuer's Stock issued to Sellers pursuant to this Agreement so as to restrict resale or other transfer thereof except in accordance with the foregoing provisions of this Agreement."

          "Each Seller acknowledges that the Issuer's Stock is being delivered to Seller in a private placement under Section 4.2 of the Act and under Regulation D promulgated under the Act. To induce Buyer and Issuer to deliver the Issuer's Stock, each Seller represents and warrants as follows:

               (a) Seller is a Texas corporation and each Seller is an accredited investor as that term is defined in Regulation D under the Act.

               (b) Each Seller represents and warrants that the Issuer's Stock is being acquired for its own account without a view to public distribution or resale and that Sellers have no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of the Issuer's Stock, or any portion thereof, to any other person.

               (c) Each Seller represents and warrants that in determining to acquire the Issuer's Stock, it has relied solely upon its independent investigation, including the advice of its legal counsel and accountants or other financial advisors or purchaser representatives, and has, during the course of

Patrick C. Simek, Esq.
Letter Amendment
April 7, 1999
Page 4 of 6


               discussions concerning its acquisition of the Issuer's Stock, been offered the opportunity to ask such questions and inspect such documents concerning Buyer and its business and affairs as each Seller has requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied.

               (d) THE SELLERS ACKNOWLEDGE THAT THE ACQUISITION OF THE CONSIDERATION STOCK INVOLVES A HIGH DEGREE OF RISK, and represent and warrant that they can bear the economic risk of the Seller's acquisition of the Issuer's Stock, including the total loss of the investment.

               (e) The Sellers represent and warrant that (i) they have adequate means of providing for their current needs and financial contingencies, (ii) they have no need for liquidity in this investment, (iii) they have no debts or other obligations, and cannot foresee any other circumstances that are likely in the future to require them to dispose of the Issuer's Stock, and (iv) all their investments in and commitments to non-liquid investments are, and after acquisition of the Issuer's Stock will be reasonable in relation to their net worth and current needs.

               (f) The Sellers understand that no federal or state agency has approved or disapproved the Issuer's Stock or made any finding or determination as to the fairness of the Issuer's Stock for investment.

               (g) The Sellers understand that the Issuer's Stock is being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of Sellers to acquire the Issuer's Stock.

               (h) The Sellers represent and warrant that they are familiar with the business and financial affairs of the Seller corporation and have had access to all financial statements prepared by the Seller corporation."

5. BPI Item 11 is hereby deleted in its entirety and the following is substituted therefor:

          "Hold-Back:         $100,000.00 in stock.
                              --------------------
          [Payment of Purchase Price & Commissions]"

Patrick C. Simek, Esq.
Letter Amendment
April 7, 1999
Page 5 of 6

6.   BPI Item 26 Add the following notice addresses for buyer:

          Buyer:    Stephen J. Prior
                    American Wash Services, Inc.
                    644 W. Hazelwood Street
                    Phoenix, AZ 85013

               cc:  Lynne M. Geyser, Esq.
                    P.O. Box 4715
                    San Clemente, CA 92674-4715

7. AGREEMENT Section XIV, Confidentiality of Agreement/Publicity: Delete the full paragraph appearing beneath the heading in its entirety and substitute:

          "No provision of this Agreement shall be disclosed by Seller without the prior written consent of Buyer. All publicity concerning the transactions contemplated by this Agreement shall be planned and coordinated by Buyer. Seller shall not permit the dissemination of any publicity regarding the transactions contemplated by this Agreement without the prior written consent of Buyer. Any consents requested or otherwise required pursuant to this Section XIV shall not be unreasonably withheld."

8. Other than as set forth herein, there are no other changes to the terms and conditions of the Agreement or the Escrow.

Thank you for your cooperation throughout this transaction. If you have any questions please do not hesitate to contact me. Please sign below to indicate your acceptance of this amendment. Please FedEx five (5) copies with your original signature to the Millennia home office, attention Carrie Tonini and fax one copy to me at (949) 498-7772 and one to Millennia at (760) 635-0578. Carrie or I will obtain the additional signatures required and will forward one fully signed copy to you and one to Escrow.

Very truly yours,



Lynne M. Geyser

APPROVED AND ACCEPTED:
Quaker Car Wash, Inc.
a Texas corporation "SELLER"

Patrick C. Simek, Esq.
Letter Amendment
April 7, 1999
Page 6 of 6


By:  /s/ Patrick C. Simek
     --------------------------
     Patrick C. Simek
     President

Millennia Car Wash, LLC
a Delaware limited liability company "Original Buyer-Assignor"



By:  /s/ Patrick C. Simek
     --------------------------
     Russell B. Geyser
     Chairman and CEO



AMERICAN WASH SERVICES, INC.
a Delaware corporation "Buyer" and "Buyer-Assignee"



by:  /s/ Robert M. Kramer
     --------------------------
     Robert M. Kramer
     Vice President



APPROVED BY:
ISSUER:
MACE SECURITIES INTERNATIONAL, INC.
a Delaware corporation


By:  /s/ John E. Goodrich
     --------------------------
     John E. Goodrich
     President